Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 23, 2023, (except for the changes in Note 8, as to which the date is September 11, 2023) in the Registration Statement (Form S-1 No. 333-274193) and related Prospectus of RayzeBio, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

September 11, 2023